Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 33-81706, No. 33-62645, No. 333-35118, and No. 333-69690 on Form S-8 of REX American Resources Corporation and subsidiaries of our report dated September 22, 2010, relating to the financial statements of NuGen Energy, LLC as of July 31, 2010 and for the year ended July 31, 2010 appearing in this annual Report on Form 10-K of REX American Resources Corporation and subsidiaries for the year ended January 31, 2011.

/S/ Christianson & Associates, PLLP

Willmar, Minnesota
April 15, 2011